2451 N. McMullen Booth Road, Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1, of our audit report dated June 3, 2013 relative to the financial statements of Andy Business Conglomerate, USA. as of December 31, 2012 and 2011 and from Inception (January 28, 2011) through December 31, 2012 and the years then ended.

We also consent to the reference to our firm under the caption "Experts" and “Changes in and Disagreements with Accountants on and Financial Disclosure” in such Registration Statement.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

June 5, 2013